Exhibit 10(i)

EMERSON ELECTRIC CO.
ANNUAL INCENTIVE PLAN
As Amended and Restated Effective January 1, 2005

I.	PURPOSE

The purpose of the Emerson Electric Co. Annual Incentive Plan is to provide an annual incentive program for selected key executives which is based upon specific performance criteria established for a given Fiscal Year. In particular, this program is designed to (a) provide an annual incentive whereby a significant portion of such executives’ Fiscal Year compensation is based on their efforts in achieving the performance objectives of the Company and/or its subsidiaries or divisions, and (b) attract, motivate and retain key executives on a competitive basis in which total compensation levels are closely linked to the accomplishment of the Company’s financial and strategic objectives.

II.	DEFINITIONS

The following words shall have the following meanings unless the context clearly requires otherwise:

A.        “Annual Incentive Award” or “Award” means the amount of compensation payable to a Participant under the Program.

B.        “Board of Directors” means the Board of Directors of Emerson Electric Co.

C.        “Committee” means the Compensation Committee of the Board of Directors of Emerson Electric Co.

D.        “Company” means Emerson Electric Co., a Missouri Corporation.

E.        “Executive Compensation Executive” means the Executive Compensation Executive of Emerson Electric Co.

F.        “Fiscal Year” means the Fiscal Year of the Company which is currently the twelve-month period ending September 30.

G.        “Participant” means an executive officer of the Company whom the Committee designates to receive an Award for a Fiscal Year.

H.        “Program” means this Emerson Electric Co. Annual Incentive Plan.

I.         “Subsidiary” means any corporation more than 50% of whose stock is owned directly or indirectly by the Company.

III.     ELIGIBILITY

Participation in the Program shall be limited to those executive officers of the Company as the Committee shall determine. Additions or deletions to the Program during a Fiscal Year shall be made only in the event of an unusual circumstance, such as a promotion or new hire.

IV.	DETERMINATION OF ANNUAL INCENTIVE AWARDS

Annual Incentive Awards to Participants shall be based upon the accomplishment of specific performance objectives. The Committee shall establish performance objectives based on the following criteria: sales, earnings, earnings per share, pre-tax earnings and net profits, return on equity, and asset management. Performance objectives need not be the same in respect to all Participants and may be established separately for the Company as a whole or for its various groups, divisions, subsidiaries and affiliates. Each of the performance criteria shall be specifically defined by the Committee and may include or exclude specified items of an unusual or non-recurring nature. No Award shall be paid to any Participant if the applicable performance objective(s) are not achieved or if the Program is not approved by stockholders of the Company. In no event shall the total amount of an Award paid to any Participant in any Fiscal Year exceed six million dollars.

As soon as practicable after the end of each Fiscal Year, Annual Incentive Awards for each Participant for such Fiscal Year shall be determined by the Committee. The Committee shall certify in writing the achievement of the applicable performance objective(s) and the amount of any Awards payable to Participants. Annual Incentive Awards to such Participants may be denied or adjusted downward by the Committee as, in the Committee’s sole judgment, is prudent based upon its assessment of the Participant’s performance and the Company’s performance during the Fiscal Year.

V.	TIME FOR PAYMENTS

Annual Incentive Awards shall be paid in a lump sum generally by November 30th, but in no event later than December 15th, following the end of each Fiscal Year.

VI.	ADMINISTRATION OF THE PROGRAM

The overall administration and control of the Program, including final determination of Annual Incentive Awards to each Participant, is the responsibility of the Committee. The Executive Compensation Executive shall be responsible for implementing the actions required under the Program.

VII.	VESTING

A Participant must be in the employ of the Company or a Subsidiary through the last day of the Fiscal Year with respect to which an Annual Incentive Award is granted in order to be considered for the grant of such an Award by the Committee. He must also (subject to specific Committee action to the contrary as hereinafter set forth in this Section VII) be an employee of the Company or a Subsidiary on the date the Award is payable pursuant to Section V. The final determination as to Awards to be granted, and if so, the amount of such Awards, shall be made by the Committee. Subject to Section IV, and in accordance with this Section VII, in the event a Participant terminates or is terminated by the Company or a Subsidiary, before or after the end of the Fiscal Year for any reason, including, but not limited to, retirement, disability, or death, the Committee shall have the sole discretion as to whether any such Award shall be paid, and, if so, the amount of such payment.

VIII.	AMENDMENT OR TERMINATION

The Program may be amended or terminated at any time by action of the Committee; provided, however, that unless the stockholders of Emerson Electric Co. shall have first approved thereof, no amendment of the Program shall be effective which would increase the maximum amount which can be paid to a Participant under the Program, which would change the specified performance objectives for payment of Awards, or which would modify the requirements as to eligibility for participation in the Program.

IX.	MISCELLANEOUS

A.        All payments under the Program shall be made from the general assets of the Company or a Subsidiary. To the extent any person acquires a right to receive payments under the Program, such right shall be no greater than that of an unsecured general creditor of the Company or Subsidiary.

B.        Nothing contained in the Program and no action taken pursuant thereto shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or a Subsidiary and any other person.

C.        No amount payable under the Program shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, either voluntary or involuntary, and any attempt to so alienate, anticipate, sell, transfer, assign, pledge, encumber or charge the same shall be null and void. No such amount shall be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are or may be payable.

D.        Nothing contained in the Program shall be construed as conferring upon any Participant the right to continue in the employ of the Company or a Subsidiary nor to limit the right of the employer to discharge him at any time, with or without cause.

E.        The Program shall be construed and administered in accordance with the laws of the State of Missouri.

Approved by the Compensation Committee of the Board of Directors on the 6th day of August, 2007.

INTRA-COMPANY CORRESPONDENCE

TO:

FROM:	C. G. Heath

DATE:

FILE:	EXECUTIVE COMPENSATION

SUBJECT:	FY 2008 Extra Salary Program – Annual Incentive Plan Participant

Attached is a copy of the FY 2008 Extra Salary Program, which as a participant, you should review and retain with your personal records. I urge you to read the Plan thoroughly so you understand the governing policies, then acknowledge receipt by signing the bottom of this memo and returning it to Tammy Fritts at Emerson headquarters, Station 2988.

If you have any questions, don’t hesitate to call.

CGH/tlf

Attachment

Signature

Name

Division

Date

Return Form to:	Tammy Fritts, Station 2988 Emerson Electric Co. 8000 W. Florissant Ave. St. Louis, MO 63136

2008 Annual Incentive Form.doc